Exhibit 99.1
Contacts:

ImaRx Therapeutics, Inc.	Lippert/Heilshorn & Associates
Jennifer Marshall	Bruce Voss or Don Markley
Sr. Director Finance & Corp. Development	dmarkley@lhai.com
jlmarshall@imarx.com	(310) 691-7100
(520) 770-1259
IMARX THERAPEUTICS RECEIVES DSMB APPROVAL TO PROCEED WITH
SECOND DOSE COHORT IN TUCSON TRIAL OF SONOLYSIS™ + tPA THERAPY IN
ACUTE ISCHEMIC STROKE
TUCSON, AZ — (August 28, 2007) –ImaRx Therapeutics, Inc. (Nasdaq: IMRX) today announced it has received approval from the Data and Safety Monitoring Board (DSMB) to proceed with the second dose cohort in its TUCSON (Transcranial Ultrasound in Clinical SONoLysis) Phase I/II dose escalation study evaluating SonoLysis + tPA therapy in patients with acute ischemic stroke. SonoLysis + tPA therapy combines the Company’s proprietary MRX-801 microbubbles, ultrasound and the thrombolytic drug tPA.
Initiated in January 2007, the TUCSON Phase I/II trial is expected to enroll a total of 72 patients in four successive cohorts, each receiving an increasing dose of MRX-801 microbubbles, ultrasound and the standard dose of tPA. The DSMB reviews the data from each cohort before granting approval to enroll patients in the next successive cohort utilizing the next higher dose of MRX-801 microbubbles.
“We are pleased to have received approval from the DSMB to proceed with the second dose cohort of our TUCSON trial. This approval keeps our SonoLysis program on track,” said Bradford A. Zakes, President and CEO of ImaRx. “We expect to complete enrollment in this trial in the first half of 2008.”
About Stroke
     Approximately 700,000 adults in the U.S., or one every 45 seconds, are afflicted with, and 150,000 die as a result of, some form of stroke each year. Stroke is currently the third leading cause of death, and the leading cause of disability, in the United States. Approximately three million Americans are currently disabled from stroke. The American Stroke Association estimates that approximately $62.7 billion will be spent in the U.S. in 2007 for stroke-related medical costs and disability. The vast majority of strokes, approximately 87% according to the American Stroke Association, are ischemic strokes, meaning that they are caused by blood clots that block normal blood flow in the blood vessels of the brain. According to Datamonitor, less than 6% of patients with ischemic stroke receive the thrombolytic drug tPA, the only drug currently approved by the FDA to treat acute ischemic stroke.
About SonoLysis
ImaRx’ SonoLysis program is focused on the development of product candidates that involve the administration of its proprietary MRX-801 microbubbles and ultrasound to break up blood clots and restore blood flow to oxygen deprived tissues with or without a thrombolytic drug. The sub-micron size of MRX-801 microbubbles may allow them to penetrate a blood clot, so that when ultrasound is applied their expansion and contraction, or cavitation, can break the clot into very small particles. ImaRx is conducting an ongoing Phase I/II multinational clinical trial evaluating its SonoLysis + tPA therapy to treat patients with acute ischemic stroke.
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. ImaRx Therapeutics’ commercialization efforts are currently focused on its product, Abbokinase®, for the treatment of acute massive pulmonary embolism.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to enrollment of patients in our TUCSON trial and that our SonoLysis + tPA treatment regime may be useful for the treatment of blood clots. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the DSMB may not approve advancing the TUCSON study based on data from subsequent cohorts; we may not be able to enroll patients into the TUCSON trial in a timely manner or at all, which would delay the clinical advancement and regulatory approval of our SonoLysis + tPA program; the data from our clinical trials with our SonoLysis + tPA program may not be positive or ultimately support the filing of an NDA; and, we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of August 28, 2007, and the Company undertakes no duty to update this information. A more complete description of these risks can be found in the Company’s filings with the Securities and Exchange Commission.
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